Exhibit 16.1



July 11, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Blue Dolphin Energy Company, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Blue Dolphin Energy Company dated July 11, 2006. We are in agreement with the statements concerning our firm contained therein.

During the two most recent fiscal years of the Company and any subsequent interim periods, there were no disagreements between Blue Dolphin Energy Company and UHY Mann Frankfort Stein & Lipp CPAs, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY Mann Frankfort Stein & Lipp CPAs, LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Very Truly Yours,

/s/ UHY Mann, Frankfort, Stein & Lipp CPAs, LLP

Houston, Texas
July 11, 2006